As filed with the Securities and Exchange Commission on June 28, 2018

Registration No. 333-198093

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1
TO
FORM S–3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARTESIAN, INC.
(Exact name of registrant as specified in its charter)

Delaware	48-1129619
(State or other jurisdiction ofincorporation or organization)	(I.R.S. employeridentification no.)

7300 College Boulevard, Suite 302
Overland Park, Kansas 66210
(913) 345-9315
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jim Serafin
Chief Executive Officer
Cartesian, Inc.
7300 College Boulevard, Suite 302
Overland Park, Kansas 66210
(913) 345-9315
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

 Copies of all communications, including all communications sent to the agent for service, should be sent to:

Katherine J. Blair Manatt, Phelps & Phillips, LLP 11355 W. Olympic Blvd., Los Angeles, CA 90064 (310) 312-4252	Alan M. Noskow Manatt, Phelps & Phillips, LLP 1050 Connecticut Ave. NW, Suite 600 Washington, DC 20036 (202) 585-6525

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this "Post-Effective Amendment"), filed by Cartesian, Inc., a Delaware corporation (the "Company"), relates to the Registration Statement on Form S-3 (Registration Number 333-198093) filed by the Company with the U.S. Securities and Exchange Commission on August 12, 2014 (the "Registration Statement") pertaining to the registration of the securities described in the Registration Statement.

On March 21, 2018, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Cartesian Holdings, LLC, a Delaware limited liability company ("Parent"), and Cartesian Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the "Merger"). The Merger became effective on June 28, 2018 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

As of the Effective Time, each issued and outstanding share of Common Stock (other than shares owned directly by the Company or Merger Sub or shares as to which appraisal rights are perfected) was converted into the right to receive $0.40, without interest thereon and less any applicable withholding taxes.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities that were registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on June 28, 2018.

CARTESIAN, INC.

By:	/s/ Jim Serafin
Jim Serafin
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.